UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) June 2, 2025
__________________
FEDERAL HOME LOAN BANK OF SAN FRANCISCO
(Exact name of registrant as specified in its charter)
__________________

Federally chartered corporation of the United States	000-51398	94-6000630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
333 Bush Street, Suite 2700
San Francisco, CA 94104
(Address of principal executive offices, including zip code)
(415) 616-1000
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
__________________
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
—	—	—
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into Material Definitive Agreement.

On June 2, 2025, the Federal Home Loan Bank of San Francisco (the “Bank”) and Mr. Joseph E. Amato entered into an employment agreement, dated June 2, 2025 (the “Employment Agreement”). The description of the Employment Agreement set forth below in Item 5.02 is incorporated by reference into this Item 1.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 2, 2025, the Bank entered into the Employment Agreement with Mr. Amato as Interim President and Chief Executive Officer. As previously disclosed, the Bank entered into an employment agreement with Mr. Amato, dated October 7, 2020, as amended (the “Prior Agreement”) with an end date of May 31, 2025. Upon the Effective Date (defined in the Employment Agreement as the date on which the Bank received formal notice of non-objection from the Federal Housing Finance Agency, which was received by the Bank on May 30, 2025), the term of the Mr. Amato’s employment has been extended as follows:

1)Beginning on June 1, 2025, and ending on September 30, 2025, Mr. Amato’s employment will be extended for a fifth term (“Fifth Term”);
2)Effective upon conclusion of the Fifth Term, the term of the Employment Agreement will be automatically extended by two (2) calendar months ending on November 30, 2025 (the “First Renewal”);
3)Effective upon conclusion of the First Renewal, the term of the Employment Agreement will be automatically extended by two (2) calendar months and one (1) day ending on February 1, 2026 (the “Second Renewal”).

Each such extension may be terminated by either Mr. Amato or the Bank upon providing written notice at least thirty (30) calendar days prior to the end of the immediately preceding term. Mr. Amato’s employment under the Employment Agreement will cease no later than February 1, 2026. Mr. Amato remains an at-will employee of the Bank.

Under the terms of the Employment Agreement, as of the Effective Date, Mr. Amato will receive a base annual salary of $540,000 and a monthly award of $50,743, and in addition, a lump sum amount equal to the amount Mr. Amato would have received had such monthly award been paid during the period from January 30, 2025, through the day immediately prior to the Effective Date.

Mr. Amato will continue to be eligible to participate in the Bank’s Executive Incentive Plan and will remain ineligible to participate in the Bank’s Supplemental Executive Retirement Plan and Corporate Senior Officer Severance Policy. In lieu of any and all payments or rights that might otherwise have been available to him under the Bank’s applicable plans and policies, the Employment Agreement provides that Mr. Amato will be eligible for a fully discretionary award up to an amount equal to the actual forgone benefits under such plans and policies for the 2020 to 2026 periods through the last day Mr. Amato remains employed by the Bank, reduced by the amount of payments made pursuant to certain other awards and fully-vested benefits received by Mr. Amato under certain other Bank plans and agreements. The discretionary award may also be increased by a one-time contribution credit in the amount of $50,000 to be added on the last day of Mr. Amato’s employment with the Bank, provided that (x) Mr. Amato does not terminate his employment during the term of the Employment Agreement, either by providing timely notice or without Good Reason (as defined in the Employment Agreement), and (y) the Bank does not terminate his employment for Cause (as defined in the Employment Agreement).

The foregoing description of Mr. Amato’s employment agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement which is incorporated herein by reference as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibit

	10.1	Employment Agreement, dated June 2, 2025 (effective May 30, 2025), by and between the Federal Home Loan Bank of San Francisco and Joseph E. Amato.
	104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of San Francisco

Date: June 5, 2025	By:	/s/ Andrea C. Brunetti
Andrea C. Brunetti Interim Chief Legal Officer and Corporate Secretary